Microbot Medical Receives Notice of Allowance from the Israel Patent Office for a Patent Application covering a System for Reducing Dialysis Shunt Stenosis

HINGHAM, Mass., July 24, 2019 – As it continues to expand and diversify its Intellectual Property (IP) portfolio, Microbot Medical (Nasdaq: MBOT) announced that it has received a Notice of Allowance from the Israel Intellectual Property Office for Patent Application No. 231815, which pertains to a device for reducing shunt stenosis (occlusion). With this latest Notice of Allowance, the Company now has 33 issued/allowed patents and 18 patent applications pending worldwide.

“One of our goals is to explore adjacent market opportunities and leverage our unique robotic technologies, and this IP allowance enables us to expand and secure our future product offerings, while ensuring a sustainable competitive advantage,” commented Harel Gadot, CEO, President and Chairman. “The dialysis market represents one of the largest market opportunities for our self-cleaning shunts, and being able to deliver an alternative to the current standard of care, we believe will significantly improve patient outcomes while reducing the healthcare costs since shunt occlusion is one of the most common complications.”

The allowed patent application covers a system for reducing venous stenosis associated with the use of hemodialysis shunts. A clearing device is inserted into the blood vessel, and later removed through a first needle bore, while dialyzed blood is returned into the blood vessel through a second needle bore. The clearing device contacts the walls of the blood vessel when it is deployed, and it may be a passive device which is moved down the blood vessel by the blood flow or an autonomous crawling device, such as the Company’s TipCat™ device, which is based on a series of sequentially inflatable chambers.

According to the U.S. Renal Data System (USRDS), there are over 750,000 patients per year in the United States and an estimated 2 Million patients worldwide that are affected by end stage renal disease (ESRD). As these numbers continue to rise, the only alternative today to kidney transplantation is dialysis. Hemodialysis involves pumping a patient’s blood through an external circuit for filtration before it is pumped back into the body. A typical hemodialysis schedule is three sessions per week, for 3-5 hours per session at a medical facility.

About Microbot Medical, Inc.

Microbot™, which was founded in 2010 and commenced operations in 2011, became a NASDAQ listed company on November 28, 2016. The Company specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current technological platforms, ViRobTM, TipCATTM and CardioSertTM, are comprised of three highly advanced technologies, from which the Company is currently developing its first product candidate: The Self-Cleaning Shunt, or SCSTM, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH. The Company also is focused on the development of a Multi Generation Pipeline Portfolio (MGPP) utilizing all technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRobTM technology is a revolutionary autonomous crawling micro-robot which can be controlled remotely or within the body. Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system. Its unique structure gives it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time. To learn more about ViRobTM please visit http://www.microbotmedical.com/technology/virob/.

TipCATTM is a transformational self-propelled, flexible, and semi-disposable locomotive device providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract. Its locomotion mechanism is perfectly suitable to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body. To learn more about TipCATTM, visit http://www.microbotmedical.com/technology/tipcat/.

CardioSertTM technology contemplates a unique combination of a guidewire and microcatheter, technologies that are broadly used for endoluminal surgery. The CardioSertTM technology features unique steering and stiffness control capabilities, and it was originally developed to support interventional cardiologists in crossing the most complex lesions called chronic total occlusion (CTO) during percutaneous coronary intervention (PCI) procedures and has the potential to be used in other spaces and applications, such as peripheral intervention, neurosurgery and urology. CardioSertTM was part of a technological incubator supported by the Israel Innovation Authorities (formerly known as the Office of the Chief Scientist, or OCS), and its device has successfully completed pre-clinical testing.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, the outcome of its studies to evaluate the SCS and other existing and future technologies, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical disclaims any intent or obligation to update these forward-looking statements.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754